SECURITIES AND EXCHANGE COMMISSION

                         Washington, DC  20549

                              FORM 8-K/A

                    AMENDMENT #1 TO CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of
                  The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):December 29, 1997


                      BAUSCH & LOMB INCORPORATED

        (Exact name of registrant as specified in its charter)


New York                        1-4105           16-0345235
(State or other jurisdiction  (Commission      (I.R.S. Employer
of incorporation)              File Number)    Identification No.)


One Bausch & Lomb Place, Rochester NY         14604-2701
(Address of principal executive offices)      (Zip Code)


Registrant's telephone number, including area code:    (716) 338-6000


                             Inapplicable
    (Former name or former address, if changed since last report).

The undersigned registrant hereby amends the following item of its Current Report on Form 8-K dated December 29, 1997, and filed on January 13, 1998, as set forth in the pages attached hereto:

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

(a)   Financial Statements
      (i) Chiron Vision Corporation

          Independent Auditors' Report
          Consolidated Balance Sheet as of December 31, 1996
          Consolidated Statement of Operations for the year ended December 31, 1996
          Consolidated Statement of Cash Flows for the year ended December 31, 1996
          Notes to Consolidated Financial Statements

          Unaudited Consolidated Condensed Balance Sheet as of September
          28, 1997
          Unaudited Consolidated Condensed Statement of Operations for the nine months ended September 28, 1997
          Unaudited Consolidated Condensed Statement of Cash Flows for the nine months ended September 28, 1997

     (ii) Storz Ophthalmics, Inc., Storz Instrument Company, Storz Instrument GmbH,
          Cyanamid Chirurgie S.A.S. and Certain Affiliates (the "Storz
          Group")

          Report of Independent Public Accountants
          Combined Balance Sheet as of December 31, 1996
          Combined Statement of Income and Changes in Parent Company's Investment and Advances for the year ended December 31, 1996 Combined Statement of Cash Flows for the year ended December 31, 1996
          Notes to Combined Financial Statements

          Unaudited Combined Condensed Balance Sheet as of September 30,
          1997
          Unaudited Combined Condensed Statement of Income for the nine months ended September 30, 1997
          Unaudited Combined Condensed Statement of Cash Flows for the nine months ended September 30, 1997

(b)    Pro Forma Financial Information
          Unaudited Pro Forma Consolidated Statement of Earnings for the year ended December 28, 1996
          Unaudited Pro Forma Consolidated Statement of Earnings for the nine months ended September 27, 1997
          Unaudited Pro Forma Consolidated Balance Sheet as of September
          27, 1997
          Unaudited Notes to Unaudited Pro Forma Consolidated Financial
          Statements

                       CHIRON VISION CORPORATION
           (A Wholly Owned Subsidiary of Chiron Corporation)
                           AND SUBSIDIARIES

                  Consolidated Financial Statements

                           December 31, 1996
             (With  Independent Auditors' Report Thereon)

                    Independent Auditors' Report

Board of Directors
Chiron Vision Corporation:

We have audited the accompanying consolidated balance sheet of Chiron Vision Corporation, a wholly owned subsidiary of Chiron Corporation (the Company), and subsidiaries as of December 31, 1996 and the related consolidated statements of operations and cash flows for the
year then ended.   These consolidated financial statements are the
responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well
as evaluating the overall financial statement presentation.   We
believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chiron Vision Corporation and subsidiaries as of December 31, 1996 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP
Orange County, California
May 2, 1997

                       CHIRON VISION CORPORATION
           (A Wholly Owned Subsidiary of Chiron Corporation)
                           AND SUBSIDIARIES
                      Consolidated Balance Sheet
                           December 31, 1996
                            (In thousands)


                                Assets

Current assets:
Cash                                                      $   5,453
Accounts receivable, net of allowance of $5,949              48,268
Inventories, net                                             43,577
Other                                                        10,437
                                                          ---------
Total current assets                                        107,735

Property, equipment and leasehold improvements:
Land and buildings                                           25,812
Laboratory, production and office equipment                  31,230
Leasehold improvements                                        4,747
Construction in progress                                      8,092
                                                          ---------
                                                             69,881
Less accumulated depreciation and amortization              (21,780)
                                                          ---------
Net property, equipment and leasehold improvements           48,101

Intangible assets, net of accumulated amortization
 of 22,642                                                   73,763
Notes receivable from related parties (note 2)                  741
Other assets                                                  2,836
                                                          ---------
Total assets                                              $ 233,176
                                                          =========
                   Liabilities and Business Equity

Current liabilities:
Current portion of long-term liabilities (note 6)         $   1,486
Accounts payable                                             10,761
Accrued compensation and related expenses (note 9)            7,438
Accrued royalties                                             2,201
Income taxes payable (note 8)                                 3,562
Other                                                        18,838
                                                          ---------
Total current liabilities                                    44,286

Long-term liabilities, less current portion (note 6)          6,432
                                                          ---------
Total liabilities                                            50,718

Commitments and contingencies (note 7)

Business equity (note 11)                                   182,458
                                                          ---------
Total liabilities and business equity                     $ 233,176
                                                          =========

See accompanying notes to consolidated financial statements.

                       CHIRON VISION CORPORATION
           (A Wholly Owned Subsidiary of Chiron Corporation)
                           AND SUBSIDIARIES
                 Consolidated Statement of Operations
                     Year ended December 31, 1996
                            (In thousands)



Net product sales                                          $ 211,004
Cost of sales                                                 98,877
                                                           ---------
Gross profit                                                 112,127
                                                           ---------

Expenses:
Research and development                                      16,608
Selling, general and administrative                           86,899
Other operating expenses                                       8,501
                                                            --------
    Total expenses                                           112,008
                                                            --------
    Income from operations                                       119

Other income                                                     399
                                                            --------
    Income before income taxes                                   518

Provision for income taxes (note 8)                            3,114
                                                            --------
    Net loss                                                $ (2,596)
                                                            ========

See accompanying notes to consolidated financial statments.

                       CHIRON VISION CORPORATION
           (A Wholly Owned Subsidiary of Chiron Corporation)
                           AND SUBSIDIARIES
                 Consolidated Statement of Cash Flows
                     Year ended December 31, 1996
                            (In thousands)



Cash flows from operating activities:
  Net loss                                                      $ (2,596)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Depreciation and amortization                                 16,189
    Gain on sale of fixed assets                                     (18)
    Changes in:
     Accounts receivable                                            (125)
     Inventories                                                      53
     Other current assets                                          3,297
     Accounts payable                                             (3,175)
     Accrued royalties                                               935
     Accrued compensation and expenses                            (2,820)
     Income taxes payable                                          3,382
     Other current liabilities                                      (504)
                                                              ----------
       Net cash provided by operating activities                  14,618
                                                              ----------
Cash flows from investing activities:
    Capital expenditures                                         (12,544)
    Increase in intangible assets                                 (4,078)
    Increase in other assets                                        (602)
                                                              ----------
       Net cash used in investing activities                     (17,224)
                                                              ----------
Cash flows from financing activities:
   Repayment of long-term liabilities                             (3,822)
   Proceeds from net capital contribution from Chiron
   Corporation                                                     6,841
                                                               ---------
       Net cash provided by financing activities                   3,019
                                                               ---------
       Net increase in cash                                          413

Cash at beginning of the year                                      5,040
                                                               ---------
Cash at end of the year                                        $   5,453
                                                               =========

Supplemental disclosures of cash flow information:
   Cash paid during the year for:
      Interest                                                 $     275
      Income taxes                                             $      58


See accompanying notes to consolidated financial statements.

                       CHIRON VISION CORPORATION
           (A Wholly Owned Subsidiary of Chiron Corporation)
                           AND SUBSIDIARIES
              Notes to Consolidated Financial Statements
                           December 31, 1996



(1)    The Company and Summary of Significant Accounting Policies

       The Company

       Chiron Vision Corporation (Vision or the Business) is headquartered in Claremont, California and is Chiron Corporation's wholly owned ophthalmic surgical products subsidiary. The Business' principal operations consist of the research, development, manufacturing, marketing and distribution of ophthalmic products for the surgical correction of vision. Vision manufactures products in plants located in Irvine and Claremont, California; Lyon, France and Munich, Germany. Vision markets products in the U.S., Europe and other geographic regions worldwide.

       Vision operates in three areas of the ophthalmic surgery market: cataract, refractive and retinal. Vision's cataract business includes both hard and foldable intraocular lenses and delivery devices for cataract replacement surgeries, phacoemulsification instruments for small incision cataract surgeries and viscoelastics used in various ophthalmic surgeries. Vision's refractive business specializes in developing instruments and techniques to correct vision with products including corneal shapers and excimer lasers. The retinal business products include an implant for drug deliveries, Vitrasert TM, which received approval from the Food and Drug Administration (FDA) in March 1996. Chiron Vision is co-marketing the Vitrasert TM implant worldwide with Hoffman-La Roche, Inc., which manufactures the drug ganciclovir (marketed with the Vitrasert TM implant). Additionally, the retinal business markets both silicone oil and perflurocarbons used in retinal surgery. Vision also has an ongoing program dedicated to the development and approval of new products in the ophthalmic surgical markets it serves.

       Basis of Presentation

       The accompanying consolidated balance sheet does not include Chiron Corporation's corporate assets or liabilities not specifically identifiable to Vision. The Business' consolidated financial statements include all of the direct operating expenses of Vision and allocations of certain shared administrative services costs from Chiron Corporation. Vision's management believes that these allocations are based on assumptions that are reasonable in the circumstances. However, these allocations are not necessarily indicative of the costs and expenses that would have resulted if the Business had been operated as a separate entity. Chiron Corporation will continue to support and fund the operational shortfalls of Chiron Vision Corporation until such time as this subsidiary is sold or becomes profitable.

       All material transactions between the Business and other Chiron Corporation operations have been identified in the consolidated financial statements as transactions between related parties.

       Principles of Consolidation

       The consolidated financial statements include the financial statements of Chiron Vision Corporation and its wholly owned and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation, except for those balances due to Chiron Corporation and non-Vision affiliates.

       Fiscal Year

       The 1996 fiscal year ended on December 29, 1996 and was 52 weeks long. For presentation purposes, dates used in the consolidated financial statements and notes refer to the calendar month-end. Foreign subsidiaries report to Vision on a one month lag, therefore, the fiscal 1996 year-end for foreign subsidiaries was on November 30, 1996.

       Revenue Recognition

       Net product sales are generally recognized when products are shipped. Vision has established programs which enable customers to retain lens products on consignment. Sales of these products are recognized upon implantation of the lens by a customer, until which time the inventory held by the customer remains Vision's inventory.

       Inventories

       Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Inventories consist of the following at December 31, 1996 (in thousands):

              Finished goods                 $ 26,313
              Work in process                   5,871
              Raw materials                    11,393
                                             --------
                 Total inventories           $ 43,577
                                             ========

       Property, Equipment and Leasehold Improvements

       Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The estimated useful lives of buildings and building improvements range from 20 to 30 years. Leasehold improvements are amortized over the shorter of their useful lives or the term of the lease. The estimated useful lives of equipment range from 3 to 10 years.

       Long-Lived Assets, Including Intangible Assets

       In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Business reviews, as circumstances dictate, the carrying amount of its intangible assets and manufacturing facilities. The purpose of these reviews is to determine whether the carrying amounts are recoverable. Recoverability is determined by comparing the projected undiscounted net cash flows arising from the long-lived assets against their respective carrying amounts. The amount of impairment, if any, is measured based on the excess of the carrying value over the fair value. Management believes that no impairment of the carrying value of long-lived assets, including intangible assets, has occurred.

       Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 8 to 15
       years.   The assessment of the recoverability of goodwill will be
       impacted if estimated future operating cash flows are not achieved.

       Other intangible assets consist of purchased technology, patents, exclusive license agreements and start-up organization costs. The cost of these intangibles is amortized using the straight-line method over the estimated useful lives of the respective assets, which range from 5 to 15 years.

       Net intangibles consist of the following at December 31, 1996 (in thousands):

                   Purchased technology    $ 28,124
                   Goodwill                  34,638
                   Other                     11,001
                                           --------
                    Total                  $ 73,763
                                           ========

      Stock-Based Compensation

      In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," which defines a fair value method of accounting for stock-based awards. As permitted by SFAS 123, Vision elected to continue to follow the existing accounting requirements for stock options and other stock-based awards contained in Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." However, Vision has provided in note 9 the required pro forma disclosures pursuant to SFAS 123.

      Foreign Currency Translation

      Local foreign currencies are generally considered to be the functional currency of the Business' foreign subsidiaries. Accordingly, the assets and liabilities of subsidiaries denominated in foreign currencies are translated at the exchange rates in effect at the balance sheet date. The revenues and expenses of such subsidiaries are translated at the average exchange rates for the period of operation. Adjustments resulting from such translation are included in "Cumulative foreign currency translation adjustment," as a component of business equity. Net realized transaction gains amounted to $351,000 in 1996 and are included in other income in the accompanying consolidated statement of operations.

      Income Taxes

      The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

      Use of Estimates in Preparation of Consolidated Financial
      Statements

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities and the amounts of revenues and expenses to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2)   Related Party Transactions

      Vision has quality assurance and warranty service arrangements with certain Chiron Corporation subsidiaries. Included in cost of sales is approximately $84,000 which Vision paid related to these arrangements.

      Vision acquired a 30% equity interest in Control Delivery Systems (CDS, the inventor of the Vitrasert TM Implant technology) in December 1992. The investment in CDS has been offset with Vision's share of CDS' net losses and as a result is carried at zero value in the consolidated balance sheet at December 31, 1996. Vision also entered into an agreement with CDS at that time securing all rights to Vitrasert TM and the related technology, and Vision has rights of first refusal for all new CDS products under this agreement. Vision makes royalty payments to CDS for third-party Chiron Vision sales of the Vitrasert TM product at an average rate of 5% to 6% of net sales. During 1996, Vision paid $690,000 to CDS for royalties.

      At December 31, 1996, two loans to two officers of the Business were outstanding as follows: (a) a $540,000 secured loan, including interest, to the Managing Director of a foreign subsidiary which bears interest at 8% and is due March 31, 2000; the loan is collateralized by the Managing Director's minority interest in the foreign subsidiary; and (b) an unsecured note receivable with a balance of $101,000, including interest, which was advanced to an officer of the Business. The note bears interest at an annual rate of 9%. Interest and principal are due on June 30, 1999. An additional $95,000 was advanced to this officer during 1995, which was to be amortized over a three-year employment term. Due to his resignation in January 1997, the net balance of approximately $76,000 was forgiven concurrent with his resignation.

(3)   Business Combination and Restructuring

      On March 31, 1995, Vision acquired the ophthalmic surgical product division of IOLAB from Johnson & Johnson for approximately $95.0 million. The acquisition was accounted for under the purchase method of accounting, and accordingly, IOLAB's financial results have been included in Vision's consolidated results of operations from the date of purchase. The purchase price of the acquired assets and assumed liabilities was allocated based upon their estimated fair values on the acquisition date. The fair value of the net liabilities assumed, including in-process technology, was estimated based, in part, on independent valuations of the acquired net assets. In connection with the acquisition, net liabilities were assumed as follows (in thousands):

              Fair value of assets
                acquired                $ 108,768
              Cash paid                   (95,000)
              Acquisition costs            (1,013)
                                        ---------
               Net liabilities
                assumed                 $  12,755
                                        =========

      The amount allocated to purchased in-process technology of $10.3 million was charged against earnings in the first quarter of 1995. Other purchased intangible assets of approximately $46.5 million consisting of base technology, goodwill, trade name and a customer list are being amortized over their estimated useful lives of 10 to 15 years using the straight-line method. Also, the company recorded additional charges for IOLAB restructuring and integration-related expenses totaling $16.9 million in 1995.

      Of the $16.9 million recorded as a result of the acquisition of IOLAB, approximately $6.7 million related to write-downs of previously capitalized facility and inventory costs. The remaining $10.2 million consisted of $5.5 million of employee termination costs and $4.7 million of lease termination and other costs. Vision has consolidated its European intraocular lens manufacturing operations into its facility in Lyon, France, and the North American manufacturing operations into its facility in Claremont, California. The related work force reduction of 130 employees was the result of increased manufacturing efficiencies as plants were closed, a concentration of research and development efforts and an elimination of overlap in sales and marketing and general and administrative areas.

      At December 31, 1996, the accrual for restructuring and reorganization costs totaled $3.5 million and consisted primarily of $2.5 million of lease termination costs, which includes future noncancelable operating lease costs and the write-down of leasehold improvements and certain equipment. The liability for lease termination costs will be settled over the lives of the related lease terms which expire through 2012.

      The current status of the accrued restructuring charge which is included in other current liabilities, inventories and long-term liabilities in the accompanying consolidated balance sheet is summarized below (in thousands):

                                                Amount     Amount to
                                Amount of      utilized        be
                                 total         through      utilized
                              restructuring    December    in future
                                 charge        31, 1996     periods
                              -------------    --------    ----------
      Employee-related costs   $   5,506         (5,506)          -
      Facility and lease
        termination costs          6,242         (3,730)      2,512
      Duplicate and excess
        inventory                  3,476         (2,888)        588
      Other                        1,724         (1,369)        355
                                --------        -------       -----
                                $ 16,948        (13,493)      3,455
                                ========        =======       =====

(4)   Collaborations and Joint Business Arrangements

      In June 1995, Vision entered into a co-marketing agreement with Hoffman-La Roche Inc., the manufacturer and marketer of the ganciclovir drug, to market the Vitrasert TM Implant to deliver ganciclovir for the treatment of CMV retinitis in patients with Acquired Immune Deficiency Syndrome (AIDS). Vision received FDA approval to begin marketing the Vitrasert TM product in March 1996. Vision makes payments to Hoffman-La Roche Inc. at a rate of approximately 50% of its defined net profits from Vitrasert TM sales. During 1996, Vision paid $5.1 million to Hoffman-La Roche Inc.

(5)   Fair Value of Financial Instruments

      Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that fair values be disclosed for the Business' financial instruments. The carrying amount of cash, accounts receivable, other current assets, accounts payable, other liabilities and obligations under long-term liabilities are considered to be representative of their respective fair values because of the short-term nature of these financial instruments. The carrying amount of the long-term liabilities are reasonable estimates of fair value as the loans bear interest based on market rates currently available for debt with similar terms.

(6)   Long-term Liabilities

      Long-term liabilities consist of the following at December 31, 1996 (in thousands):

                   Note payable            $   247
                   Rent abatement            1,509
                   Excess rent               5,581
                   Capital lease
                     obligations               258
                   Other long-term debt        323
                                           -------
                                             7,918
                   Less current portion      1,486
                                           -------
                                           $ 6,432
                                           =======

      Note Payable

      The note payable to a bank bears interest at 8.79% and is unsecured. Principal is due October 31, 1999. Interest is paid monthly.

      Rent Abatement

      As part of the 1995 restructuring discussed in note 3 above, Vision terminated leases for facilities in Rapid City, South Dakota; Huntington, West Virginia and London, England.

      In accordance with Emerging Issues Task Force Issue 94-3,
      "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)," Vision accrued the future noncancelable operating lease costs associated with these facilities.

      Excess Rent

      As part of the purchase of a business in France, Vision assumed a noncancelable, operating lease contract with terms in excess of market for which it accrued the future minimum lease costs in excess of the fair market rent at the date of the business combination.

      Capital Lease Obligations

      Capital lease obligations consist primarily of leases for various machinery and equipment used in operations throughout the world.

      At December 31, 1996, the gross amount of machinery and equipment held under noncancelable capital leases totaled $2.2 million and accumulated depreciation totaled $1.9 million. Future payments under capital lease obligations (including interest of approximately $47,000) are as follows (in thousands): 1997 - $63; 1998 - $115; 1999 - $63; and 2000 - $64.

(7)   Commitments and Contingencies

      Operating Leases

      Vision leases laboratory, office and manufacturing facilities, land and equipment under noncancelable operating leases which expire at various times through 2012. Rent expense under these leases was approximately $4.7 million in 1996, excluding lease costs associated with the IOLAB rent abatement and the excess rent accruals as discussed in note 6. Additionally, in February 1997, the Business entered into a new five-year operating lease agreement to continue renting the Irvine, California facility that is currently used for lens and retinal manufacturing. Future minimum lease payments under all operating leases, including leases involving the rent abatement and excess rent discussed in note 6, are as follows (in millions): 1997 - $5.7; 1998 - $4.8; 1999 - $4.5; 2000
      - $4.3; 2001  -  $3.9  and  $4.7 thereafter.

      Worldwide Enterprise Data Processing System

      Vision is in the process of implementing an enterprise-wide data processing system. The system, when complete, is expected to fully integrate on-line customer ordering through manufacturing, distribution and customer billing for all three business units. Vision spent $9.9 million on system implementation costs during 1996 of which $7.6 million was capitalized for software and hardware costs. Vision has commitments to purchase $1.5 million in additional computer hardware and software and has $1 million of outstanding contract commitments for systems implementation consulting as of December 31, 1996.

      Purchase Commitments

      The Business has entered into unconditional, long-term purchase commitments to obtain certain raw materials used in the manufacturing of perflurocarbons. Under these contracts, the Business is required to take-or-pay for a minimum amount of goods at a value no less than $3.5 million.

(8)   Income Taxes

       For financial reporting purposes, income (loss) before income taxes includes the following components for the year ended
       December 31, 1996 (in thousands):

                     United States    $ ( 2,225)
                     Foreign              2,743
                                      ---------
                                      $     518
                                      =========

       Significant components of the provision for income taxes are as follows:

                     Current:
                      Federal        $        -
                      State                  50
                      Foreign             3,064
                                     ----------
                                     $    3,114
                                     ==========

       The reconciliation of the provision for income taxes, computed by applying the statutory U.S. income tax rate of 35%, to the amount of income before income taxes is as follows:

         Computed "expected" tax provision     $   182
         State taxes                                50
         Foreign tax at different
           effective rate                          157
         Goodwill amortization                     927
         Current losses not providing
           benefit                               1,798
                                               -------
          Provision for income taxes           $ 3,114
                                               =======

      Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and the tax effects of net operating losses and credit carryforwards. Significant components of the Business' deferred income tax assets and liabilities are as follows:

           Deferred income tax assets:
             Inventory and other reserves     $   5,899
             Property and equipment               6,376

           Foreign net operating loss
             carryforwards                       12,383
                                              ---------
                                                 24,658
           Less valuation allowance              23,648
                                              ---------
           Net deferred income tax
             assets                               1,010

           Miscellaneous deferred
             income tax liabilities               1,010
                                              ---------

               Net deferred income taxes      $       -
                                              =========

      The tax provision has been prepared as if the Business filed separate tax returns on a stand alone basis and includes a carryforward for utilization of prior operating losses of $1.7 million. However, since the Business has actually been included in the consolidated tax filings of Chiron Corporation, its prior losses have been utilized in the Chiron Corporation consolidated tax return. As such, should the Business actually file separate tax returns in the future, no net operating losses would be available.

      The Business' tax provision is not necessarily reflective of Chiron Corporation's consolidated Federal tax return.

(9)   Chiron Corporation Stock-Based Compensation Plans and Retirement
      Savings Plan

      Employees of Vision participate in certain Chiron Corporation stock-based compensation plans, which are described below. Vision applies APB 25 and related Interpretations in accounting for its employees' participation in these plans. Accordingly, no compensation expense will be recognized by Vision under the plans in which its employees participate other than for performance-based awards granted to Vision employees.

      Fixed Stock Option Plan

      The Chiron Corporation fixed stock option plan provides for the grant to Vision employees of either nonqualified or incentive stock options. Incentive options are to be granted at not less than the fair market value of common stock at the date of grant and nonqualified options at not less than 85% of such fair market value. Options are exercisable based on vesting terms determined by Chiron Corporation's Board of Directors (generally four years) and option terms cannot exceed ten years.

      A summary of participation by Vision employees in Chiron Corporation's fixed stock option plan is as follows:

                                                        Weighted-
                                                        average
                                                        exercise
                                            Shares       price
                                          ---------    ----------
      Outstanding options at January
        1, 1996                           3,017,933    $ 15.93
       Granted                              906,359      22.65
       Exercised                           (279,597)     13.86
       Forfeited                           (268,504)     18.32
                                          ---------    -------
      Outstanding options at December
        31, 1996                          3,376,191    $ 17.71
                                          =========    =======

      Options exercisable at December
        31, 1996                          1,358,885    $ 15.83
                                          =========    =======

      Weighted-average grant date fair
        value of options granted
        during 1996                                    $  8.26
                                                       =======

     The weighted-average grant date fair value of 1996 option grants was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 35%; a risk-free interest rate of 6.2%;
     an expected life of four years; and a dividend yield of 0%.

     Employee Stock Purchase Plan

     Vision employees in the U.S. may participate in the Chiron Corporation stock purchase plan through payroll deductions. At the end of each quarter, funds deducted from participating Vision employees' salaries are used to purchase common stock at 85% of the lower of market value at the quarterly purchase date or the employees' eligibility date for participation. Purchases by Vision employees under the Chiron Corporation stock purchase plan were for an aggregate of 254,300 shares in 1996.

     Under SFAS 123, pro forma compensation cost is recognized by Vision for the fair value of participating Vision employees' purchase rights, which was estimated using the Black-Scholes model with the following assumptions for 1996: expected volatility of 35%; a risk-free interest rate of 5.7%; an expected life of one year; and a dividend yield of 0%. The weighted-average fair value of the purchase rights granted to Vision employees was $4.78 per share in 1996.

     Performance-Based Stock Plan

     In 1996, the stockholders of Chiron Corporation approved an amendment to the Chiron Corporation fixed stock option plan, allowing certain executives to receive performance units. Performance units are stock awards for which vesting is contingent upon the attainment of certain pre-established performance goals over a specified period, as established by the Compensation Committee of Chiron Corporation's Board of Directors. Currently, the performance units are based on total stockholder return over a three year period as measured against certain published benchmark indices that are representative of Chiron Corporation's peer group.

     In 1996, performance units on 5,200 shares of common stock were awarded to Vision executives. None of these units were exercisable at December 31, 1996. In order for there to be a payout, Chiron Corporation's stockholder return must be within 15% of the 3-year rolling weighted-average of the benchmark indices. In accordance with APB 25, compensation expense related to these awards is based on the extent to which the performance criteria are met. Through December 31, 1996, no expense was recognized by Vision in the accompanying consolidated financial statements for the performance units granted to Vision executives.

     Pursuant to SFAS 123, the weighted-average fair value of the performance units awarded to Vision executives was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 35%; a risk-free interest rate of 6.0%; an expected life of three years; and a dividend yield of 0%. The weighted-average fair value of the performance units awarded to Vision executives was $7.57 per unit in 1996.

     Had compensation cost for Vision employees' participation in the stock-based compensation plans described above been determined based upon the fair value method prescribed under SFAS 123, Vision's net loss for the year ended December 31, 1996 would have been as follows (in thousands):

                     Net loss:
                        As reported   $ (2,596)
                        Pro forma       (6,795)
                                      ========

     Pro forma net loss for the year ended December 31, 1996 includes compensation cost, determined based upon the fair value method prescribed under SFAS 123 and net of 1996 tax effects, attributable to grants to Vision employees during 1995 under the Chiron Corporation fixed stock option plan. The weighted-average grant date fair value of these 1995 option grants of $5.98 per share was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 35%;
     a risk-free interest rate of 6.2%; an expected life of four years;
     and a dividend yield of 0%.

     Because awards to participating Vision employees under Chiron Corporation's stock-based compensation plans generally vest over several years and Vision employees' participation in these plans is expected to continue, the effects of determining compensation cost or providing pro forma disclosures pursuant to SFAS 123 for the year ended December 31, 1996 are not likely to be representative of the effects on Vision's reported net income for future years.

     Retirement Savings Plan

     Substantially all full-time U.S. employees of Vision are eligible to participate in Chiron Corporation's defined-contribution savings plan, qualified under Section 401(k) of the Internal Revenue Code. Participating Vision employees may defer a portion of their pretax earnings up to the Internal Revenue Service annual contribution limit. Vision matches its employees' contributions according to a specified formula determined by Chiron
     Corporation's Board of Directors. Vision's matching contributions totaled $866,000 in 1996.

(10) Legal Proceedings

     Vision is party to various claims, investigations and legal proceedings arising out of the normal course of its business. These claims, investigations and legal proceedings relate to intellectual property rights, contractual rights and obligations, claims of product liability and other issues. While there can be no assurance that an adverse determination of any such matters would not have a material adverse impact in any future period, management does not believe, based upon information known to it, that the final resolution of these matters will have a material adverse effect upon the Business' consolidated financial position, results of operations or cash flows.

(11) Business Equity

     Business Equity represents Chiron Corporation's ownership interest in the recorded net assets of Chiron Vision. All cash transactions and intercompany transactions with Chiron Corporation are reflected in this amount. A summary of the activity is as follows:

          Beginning balance, January 1996    $ 178,213
            Net loss                            (2,596)
            Translation adjustments             (3,595)
            Net intercompany activity           10,436
                                             ---------
            Ending balance, December 1996    $ 182,458
                                             =========

Unaudited condensed consolidated financial statements of Chiron Vision Corporation ("Chiron Vision") for the nine months ended September 28, 1997 are presented on the following pages. These financial statements have been prepared by Chiron Vision in accordance with its usual accounting policies and are based in part on approximations and should be read in conjunction with the audited financial statements of Chiron Vision for the year ended December 31, 1996.

In the opinion of management, all adjustments necessary for a fair presentation of the consolidated financial statements in accordance with generally accepted accounting principles have been included. All such adjustments were of a normal recurring nature.

                      CHIRON VISION CORPORATION
           (A Wholly Owned Subsidiary of Chiron Corporation)
                           AND SUBSIDIARIES

           Consolidated Condensed Balance Sheet (Unaudited)
                          September 28, 1997
                            (In thousands)


Assets

Current assets:
   Cash                                                   $  10,769
   Accounts receivable, net of allowance of $5,501           41,545
   Inventories, net                                          37,601
   Other                                                      7,159
                                                          ---------
       Total current assets                                  97,074

Property, equipment and leasehold improvements, net of
   accumulated depreciation and amortization of $25,305      49,013

Intangible assets, net of accumulated amortization of
   $26,763                                                   68,183
Notes receivable from related parties                           570
Other assets                                                  1,938
                                                         ----------
       Total assets                                      $  216,778
                                                         ==========

                    Liabilities and Business Equity
Current liabilities:
    Current portion of long-term liabilities             $    1,306
    Accounts payable                                          7,202
    Accrued compensation and related expenses                 7,338
    Accrued royalties                                         3,763
    Income taxes payable                                      2,083
    Other                                                    15,363
                                                          ---------
       Total current liabilities                             37,055

Long-term liabilities, less current portion                     288
Other long-term liabilities                                  21,392
                                                          ---------

       Total liabilities                                     58,735


Business equity                                             158,043
                                                         ----------
       Total liabilities and business equity             $  216,778
                                                         ==========

                       CHIRON VISION CORPORATION
           (A Wholly Owned Subsidiary of Chiron Corporation)
                           AND SUBSIDIARIES

      Consolidated Condensed Statement of Operations (Unaudited)
                 Nine months ended September 28, 1997
                            (In thousands)

Net product sales                                      $  150,692
Cost of sales                                              72,722
                                                        ---------
      Gross profit                                         77,970
                                                        ---------
Expenses:
   Research and development                                 9,899
   Selling, general and administrative                     58,856
   Other operating expenses                                 6,475
                                                        ---------
      Total expenses                                       75,230
                                                        ---------
      Income from operations                                2,740

Other expense                                              (3,900)
                                                        ---------
      Income before income taxes                           (1,160)

Provision for income taxes                                    288
                                                        ---------
      Net loss                                          $  (1,448)
                                                        =========

                       CHIRON VISION CORPORATION
           (A Wholly Owned Subsidiary of Chiron Corporation)
                           AND SUBSIDIARIES

      Consolidated Condensed Statement of Cash Flows (Unaudited)
                 Nine months ended September 28, 1997
                            (In thousands)

Cash flows from operating activities:
   Net loss                                             $  (1,448)
   Adjustments to reconcile net loss to net cash
    provided by operating activities:
   Depreciation and amortization                           12,073
   Gain on sale of fixed assets                               (50)
   Changes in:
     Accounts receivable                                    6,723
     Inventories                                            5,976
     Other current assets                                   3,278
     Accounts payable                                      (3,559)
     Accrued royalties                                      1,562
     Accrued compensation and related expenses               (100)
     Income taxes payable                                  (1,479)
     Other current liabilities                             (3,475)
                                                         --------
         Net cash provided by operating activities         19,501
                                                         --------
Cash flows from investing activities:
    Capital expenditures                                   (6,387)
    Increase in intangible assets                            (968)
    Decrease in other assets                                1,069
                                                         --------
         Net cash used in investing activities             (6,286)
                                                         --------
Cash flows from financing activities:
    Repayment of long-term liabilities                     (1,932)
    Repayment to Chiron Corporation                        (5,967)
                                                         --------
         Net cash used in financing activities             (7,899)
                                                         --------
         Net increase in cash                               5,316

Cash at beginning of the year                               5,453
                                                        ---------
Cash at September 28, 1997                              $  10,769
                                                        =========

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
   Interest                                             $      89
   Income taxes                                         $     278

                            The Storz Group


         Combined Financial Statements as of December 31, 1996


                             Together With


               Report of Independent Public Accountants

                REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Storz Instrument Company:

We have audited the accompanying combined balance sheet of the Storz Group, as defined (see Note 1), as of December 31, 1996 and the related combined statement of income and changes in parent company's investment and advances, and cash flows for the year then ended. These financial statements are the responsibility of the Storz Group's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statements referred to above present fairly, in all material respects, the financial position of the Storz Group, as defined (see Note 1), as of December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Roseland, New Jersey
January 30, 1998

                            THE STORZ GROUP

                         (as defined, Note 1)


            COMBINED BALANCE SHEET AS OF DECEMBER 31, 1996

                    (in thousands of U.S. dollars)


                               ASSETS

CURRENT ASSETS:
  Cash                                                          $  2,565
  Accounts receivable and current portion of customer finance receivables, net of unearned income of $401 and allowance
   for doubtful accounts of $5,389                                32,561
 Inventories, net                                                 27,857
 Other current assets                                                601
                                                                --------
        Total current assets                                      63,584

NONCURRENT CUSTOMER FINANCE RECEIVABLES, net of current
portion, less unearned income of $216 and allowance for
doubtful accounts of $520                                          1,133

PROPERTY, PLANT AND EQUIPMENT, net                                34,807

GOODWILL, net                                                    222,002
OTHER ASSETS                                                       5,758
                                                                --------
                                                                $327,284
                                                                ========

      LIABILITIES AND PARENT COMPANY'S INVESTMENT AND ADVANCES

CURRENT LIABILITIES:
 Accounts payable                                               $  6,409
 Accrued expenses                                                 20,704
 Current portion of Other Noncurrent Liabilities                      32
                                                                --------
        Total current liabilities                                 27,145
                                                                --------

OTHER NONCURRENT LIABILITIES                                       1,985

COMMITMENTS AND CONTINGENCIES

PARENT COMPANY'S INVESTMENT AND ADVANCES                         298,154
                                                                --------
        Total liabilities and parent company's investment
          and advances                                          $327,284
                                                                ========


      The accompanying notes to the combined financial statements are an integral part of this balance sheet.

                           THE STORZ GROUP

                         (as defined, Note 1)


               COMBINED STATEMENT OF INCOME AND CHANGES

              IN PARENT COMPANY'S INVESTMENT AND ADVANCES

                 FOR THE YEAR ENDED DECEMBER 31, 1996

                    (in thousands of U.S. dollars)




NET SALES                                                     $192,595

COST OF GOODS SOLD                                              80,491
                                                              --------
          Gross profit                                         112,104
                                                              --------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                    76,103

RESEARCH AND DEVELOPMENT EXPENSES                               14,099
                                                              --------
          Operating income                                      21,902

OTHER INCOME (EXPENSES):
   Amortization of goodwill                                     (5,852)
   Interest income, net                                             71
   Licensing income, net                                           500
   Other expense, net                                             (151)
                                                              --------
        Income before provision for income taxes                16,470

PROVISION FOR INCOME TAXES                                       8,235
                                                              --------
        Net income                                               8,235

PARENT COMPANY'S INVESTMENT AND ADVANCES, beginning of year    308,943

ADVANCES, WITHDRAWALS AND DIVIDENDS, net                       (19,024)
                                                              --------
PARENT COMPANY'S INVESTMENT AND ADVANCES, end of year         $298,154
                                                              ========

      The accompanying notes to the combined financial statements are an integral part of this statement.

                            THE STORZ GROUP

                         (as defined, Note 1)


                   COMBINED STATEMENT OF CASH FLOWS

                 FOR THE YEAR ENDED DECEMBER 31, 1996

                    (in thousands of U. S. dollars)


OPERATING ACTIVITIES:
   Net income                                                  $  8,235
 Adjustments to reconcile net income to net cash provided from operating activities-
   Depreciation and amortization                                 10,853
   Loss on sale of fixed assets                                     147
 Changes in working capital-
  Accounts receivable                                             6,560
  Inventories                                                     4,551
  Other current assets                                              (85)
  Noncurrent finance receivables                                    571
  Other noncurrent assets                                        (2,888)
  Accounts payable                                                  269
  Accrued expenses                                               (2,842)
  Other noncurrent liabilities                                      (10)
                                                               --------
        Net cash provided from operating activities              25,361
                                                               --------
INVESTING ACTIVITIES -- Purchases of plant and equipment, net    (3,923)
                                                               --------
FINANCING ACTIVITIES -- Change in parent company's investment
  and advances, net                                             (18,458)
                                                               --------

EFFECT OF EXCHANGE RATES                                           (566)
                                                               --------
        Increase in cash                                          2,414

CASH, beginning of year                                             151
                                                               --------
CASH, end of year                                              $  2,565
                                                               ========
SUPPLEMENTAL DISCLOSURES:
 Cash paid for interest                                        $    150
                                                               ========

 Cash paid for income taxes                                    $    439
                                                               ========

      The accompanying notes to the combined financial statements are an integral part of this statement.

                            THE STORZ GROUP

                         (as defined, Note 1)


                NOTES TO COMBINED FINANCIAL STATEMENTS

                    (in thousands of U.S. dollars)

(1)    DESCRIPTION OF BUSINESS:

       The combined balance sheet reflects, except for certain assets, liabilities and notes receivables of divested businesses, all of the assets and liabilities of four legal entities Storz Ophthalmics, Inc., Storz Instrument Company, Storz Instrument GmbH and Cyanamid Chirurgie S.A.S. combined with inventories, prepaid expenses, specified fixed and other assets and certain accruals of the ophthalmics business of American Home Products Corporation (collectively, the "Storz Group").

       The Storz Group develops, manufactures, and markets a wide array of ophthalmic products including surgical equipment, implants, pharmaceuticals and hand held surgical instruments.

       On October 21, 1997 American Cyanamid Company (ACC) and American Home Products Corporation (AHPC or Parent) entered into an agreement with Bausch & Lomb Incorporated (B&L) for the sale of the Storz Group in the amount of $380,000.

       Basis of Presentation of the Combined Statements of Income-

       Excluded from these statements are all revenue and expenses related to the excluded assets and excluded liabilities. Where expenses could not be specifically related to the included products, costs were allocated to these products on the basis of the included products' gross profit as a percent of total gross profit, which management believes is a reasonable allocation methodology.

       All significant intercompany accounts and transactions have been eliminated in preparing the combined statements.

       Summary of Significant Accounting Policies-

       Accounts Receivable-

       Revenue is recognized when merchandise is shipped and title and risk of loss passes to the customer.

       At December 31, 1996 the accounts receivable and current portion of customer finance receivables are comprised of the following-

           Accounts receivable, trade                        $ 34,879
           Current portion of customer finance receivables      3,472
           Less - Allowance for doubtful accounts and
            unearned income                                    (5,790)
                                                             --------
                                                             $ 32,561
                                                             ========

       Accounts receivable and the allowance for doubtful accounts of the affiliated entities are not separately identifiable from the accounts receivable of other businesses within those affiliated entities. As such, the Storz Group has estimated the amount of accounts receivable, net, included in the accompanying balance sheet based upon the related sales reflected in the accompanying statement of income.

       The book value of the noncurrent customer finance receivables is considered to approximate their fair market value.

       Allowance for Doubtful Accounts and Unearned Income-

       The following summarizes the allowance for doubtful accounts and unearned income and the related activity-
                                                     Write-offs and
                                                        offs and
                          Beginning    Charged to     Reductions, Net   Ending
        Description        Balance       Expense       of Recoveries    Balance
        -----------       ---------    ----------    ----------------   -------

Allowance for doubtful
  accounts and unearned
  income-
    Year ended December   $  6,094    $  1,369          $   937       $  6,526
     31, 1996

       Inventories-

       Inventories are stated at the lower of cost or market. Inventories valued under the last-in, first-out (LIFO) method amounted to $15,108 at December 31, 1996. Current value exceeded LIFO value by $4,988 at December 31, 1996. The remaining inventories are valued under the first-in, first-out
       (FIFO) method.

       The components of inventory at December 31, 1996 are as follows-

         Raw materials and work-in-process               $ 10,892
         Finished goods (including consignment)            16,965
                                                         --------
                                                         $ 27,857
                                                         ========

       Property, Plant and Equipment-

       Property, plant and equipment is stated at cost. Normal maintenance and repairs are charged to expense as incurred. Additions and improvements either to provide necessary capacity, improve the efficiency of production, or to modernize facilities are capitalized. Depreciation is calculated on a straight-line basis over the estimated useful lives of the various classes of assets (which range from three to thirty-one years).

         Land and land improvements                       $  6,038
         Building and building improvements                 21,465
         Machinery and equipment                            15,217
         Furniture and fixtures                             12,870
                                                          --------
         Property, plant and equipment                      55,590

         Less- Accumulated depreciation                    (20,783)
                                                          --------
                                                          $ 34,807
                                                          ========
         Goodwill-

         During 1994, AHPC acquired substantially all of the outstanding shares of ACC which included the Storz Group. Goodwill represents the excess of cost over the fair value of net assets acquired that relates to the Storz Group. Goodwill is being amortized using the straight-line method over a 40 year period.

           Goodwill                                          $234,193
           Accumulated amortization                           (12,191)
                                                             --------
               Goodwill, net                                 $222,002
                                                             ========

         Impairment of Long-Lived Assets-

         Under Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", the Storz Group is required, among other things, to review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. The Storz Group does not believe that any such change has occurred.

         Research and Development-

         Research and development costs are charged to expense as incurred.

         Other Assets-

         As of December 31, 1996 other assets consists primarily of undeveloped land in Clearwater, FL of $2,432 and approximately $3,000 of demonstration equipment, net of accumulated amortization of $5,840.

         Noncurrent Customer Finance Receivables-

         Noncurrent customer finance receivables relate to the sale of ophthalmic device business capital equipment by the Storz Group through financing agreements. Payment terms are generally granted up to a maximum of 36 months with payments made on a monthly basis over the terms of the agreements. These finance receivables carry interest at annual rates ranging from 4% to 10%.

         Concentration of Risk-

         Financial instruments subject to credit risk are primarily trade accounts receivable. Due to the large number and diversity of the Storz Group's customer base, concentration of credit risk with respect to trade receivables is limited.

         Use of Estimates-

         The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

         Accounts Payable and Accrued Expenses-

         Accounts payable consist of trade payables. Accrued expenses consist primarily of accrued payroll, commissions, warranties, promotional programs, rebates/chargebacks and professional fees. Accounts payable and certain accrued expenses payable to affiliates have been included as part of the Parent Company's investment and advances.

         Other Noncurrent Liabilities-

         Other noncurrent liabilities consist primarily of deferred payments owed from Storz Instrument GmbH's 1984 acquisition of Leonard Klein Chirurgische Augeninstrumente, an ophthalmic instrument manufacturing business. Amounts are comprised of two elements: a deferred purchase price and a pension liability.

         In accordance with the agreement, the deferred purchase price is actuarially determined each year based on payments made the previous year and is adjusted annually, as appropriate, utilizing an interest rate of 6% and an inflation rate equal to 75% of the inflation rate in Germany. Payments will be made to the previous owner and his spouse or survivor until their deaths. The pension liability calculation is actuarially determined utilizing an interest rate of 6% and an inflation rate of 3%. The previous owner will receive an amount annually upon reaching age sixty-five or becoming disabled, whichever comes first. This pension will also be paid to the previous owner and his spouse or survivor until their deaths. In case of death of the previous owner, his spouse is entitled to sixty percent of the pension benefit.

         Other noncurrent liabilities also include a pension liability for the Storz Instrument GmbH defined benefit pension plan (see Note
         6). This pension liability is actuarially determined at the end of each year.

         The components of other noncurrent liabilities at December 31, 1996 are as follows-

            Present Value of deferred purchase price         $  1,078
            Less - Current Portion                                (32)
                                                             --------
            Present Value of noncurrent deferred purchase
             price                                              1,046
            Pension liability - previous owner                    325
                                                             --------
            Due to previous owner                               1,371
            Pension liability - Storz Instrument GmbH
             employees                                            570
            Other                                                  44
                                                             --------
                                                             $  1,985
                                                             ========

       Parent Company's Investment and Advances-

       Parent Company's investment and advances includes the stockholder's equity of the Storz Group described in Note 1. The equity of the individual subsidiaries represents the original investment by AHPC, plus accumulated net income and net advances, withdrawals and dividends. Cash receipts are transferred to AHPC by daily cash sweeps and AHPC makes funds available for operating expenses.

(2)    COMMITMENTS AND CONTINGENCIES:

       The Storz Group leases certain warehouse space, machinery, office equipment and automobiles under operating leases. Rental expense for the year ended December 31, 1996 of $1,485 is included in cost of goods sold and selling, general and administrative expenses. The future minimum lease payments are as follows-

           1997           $   862
           1998               332
           1999               252
           2000               178
           2001                75

       The Storz Group is self-insured for losses and liabilities related to health care up to predetermined amounts, above which third party insurance applies. Losses are accrued based on the Storz Group's estimates of aggregate liabilities for incurred and reported claims as well as estimates of aggregate liabilities for incurred but not reported claims. Such estimates are based on the Storz Group's loss experience as well as loss development patterns generally followed in the insurance industry. Storz Instrument Company and Storz Ophthalmics, Inc. have recorded a provision of approximately $3,524 for the year ended December 31, 1996 related to such estimates of losses and liabilities. The reserve as of December 31, 1996 was $1,013.

       The Storz Group is a participant in the U.S. National Institute of Health's Age Related Eye Disease Study (AREDS). The Storz Group can terminate its participation on 30 days written notice. The annual support to this study is $330 plus a supply of Ocuvite samples.

       The Storz Group is involved in various legal matters including product liability and intellectual property proceedings which are considered normal to its business. One such litigation involves breast implants which were distributed by the Storz Group device business during the 1960's and 1970's. The manufacturer of the breast implants has indemnified the Storz Group against any liability arising from such lawsuits and has assumed the defense of such lawsuits on behalf of the Storz Group.

       In the opinion of management, although the outcome of any legal proceeding cannot be predicted with certainty, the ultimate liability in connection with these proceedings will not have a material adverse effect on the combined balance sheet, but could be material to the Storz Group's results of operations in any one accounting period.

(3)    TRANSLATION OF CURRENCIES:

       In accordance with Statement of Financial Accounting Standards No. 52, international assets and liabilities are translated into United States dollars at period end exchange rates and international profit and loss account items are translated into United States dollars at monthly average exchange rates.

(4)    INCOME TAXES:

       The operations of the Storz Group are included in the consolidated tax returns of AHPC and its subsidiaries except for Storz GmbH which files on a stand alone basis in Germany. The Storz Group has reflected taxes in the accompanying statement of income at the statutory tax rates without regard for temporary differences. Accordingly, the Storz Group has no deferred tax assets or liabilities since those amounts are being paid or received by AHPC. Deferred tax assets and liabilities would reflect temporary differences between assets and liabilities for financial reporting purposes and income tax purposes. Such temporary differences are primarily attributable to depreciation, allowances for doubtful accounts, trade promotion accruals and other accruals and have not been significant.

       The provision for income taxes consists of-

          Domestic                                           $  4,554
          Foreign                                               3,681
                                                             --------
                                                             $  8,235
                                                             ========

       A reconciliation between the Storz Group's effective tax rate and
       U. S. statutory rate is as follows-

          U. S. statutory rate                                     35%
          Foreign taxes, taxed at higher rates                      3
          Amortization of other intangibles and
            purchase price over fair value                         12
                                                                   ---
          Effective tax rate                                       50%
                                                                   ===

(5)    RELATED PARTY TRANSACTIONS:

       The combined statement of income includes the costs of certain administrative and other services provided by AHPC and allocated to the Storz Group. These services include treasury, tax, legal, environmental, safety, public relations, audit and executive management advisory functions. The charge to the Storz Group for corporate administration was $1,685 in 1996.

       Various insurance coverages are provided to the Storz Group through AHPC consolidated programs. Auto, property, product liability and other insurance charges incurred by AHPC are allocated to the Storz Group based on AHPC's overall cost. The charge for these coverages of $561 in 1996 has been included in the combined statement of income.

       The costs have been allocated on a basis which management believes is reasonable.

(6)    INCENTIVE PLANS:

       AHPC has a Management Incentive Plan that provides for cash and deferred contingent common stock awards to key employees and a stock option program. No awards were made to the Storz Group personnel under the AHPC Management Incentive Plan for 1996. During 1995 and 1996 certain employees of the Storz Group were granted stock options under the AHPC stock option plans. These options had a ten year term and generally vested one year from date of grant.

       Transactions involving the plans are summarized as follows-

                                                             Weighted
                                                              Average
                                                             Exercise
                                                    1996       Price
                                                   -----     ---------

       Options shares-
         Outstanding January 1                     395.6       $45.66

         Granted                                   161.7        53.06

         Canceled ($45.66-$53.06)                  (41.6)       47.97

         Exercised                                 (37.4)       45.66
                                                   -----        -----

         Outstanding December 31 ($45.66-$53.06)   478.3        47.96


      Exercisable December 31                      329.6        45.66
                                                   =====        =====

      Effective January 1, 1996, AHPC adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by the statement, AHPC has elected to continue to account for stock-based compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25. Accordingly, no compensation expense has been recognized for stock options. If compensation expense for the Storz Group's stock options issued in 1995 and 1996 had been determined based on the fair value method of accounting, as defined in SFAS No. 123, the Storz Group's net income would have been reduced to the pro forma amount indicated below-

         Net income-
           As reported                                  $  8,235
           Pro forma                                       6,529

      The fair value of issued stock options is estimated on the date of grant using the Black-Scholes option-pricing model incorporating the following assumptions for options granted in 1996: expected volatility (the amount by which the stock price is expected to fluctuate) of 15.0%; expected dividend yield of 4.3%; risk-free interest rate of 6.4% and expected life of four years. The weighted average fair value of options granted during 1996 was $6.82.

(7)   DEFINED BENEFIT AND DEFINED CONTRIBUTION PLANS:

      Storz Instrument Company maintained a noncontributory defined benefit plan covering substantially all its union employees who became participants prior to October 2, 1991. In accordance with a plan amendment, an employee could not become a participant on or after October 2, 1991. Credited service, as defined, was frozen as of August 1, 1991.

      Effective August 15, 1995, the Board of Directors of Storz Instrument Company elected to terminate the Plan, subject to the provisions set forth in ERISA. All pension benefits which were not previously forfeited, were nonforfeitable as of the termination date. The amount of pension benefits to which a participant is entitled is based on credited service through July 31, 1991. In 1996, the Storz Group made all contributions necessary such that the Plan assets are sufficient to provide for all benefit liabilities. The combined statement of income includes $41 of company contributions for the year ended December 31, 1996.

      In connection with the Plan termination, on October 1, 1996 Storz Instrument Company entered into a contractual agreement with Principal Life Insurance Co. to purchase for $220 a group annuity contract for participants electing annuity payments. In addition, lump sum distributions of approximately $790 were made to participants electing this form of distribution. All remaining assets were used to pay final plan expenses.

      Storz Instrument Company maintains the following defined contribution plans-

      Savings and Profit Sharing Plan - This Plan is designed to provide Storz Instrument Company and Storz Ophthalmics Inc.'s nonunion employees with funds for retirement or for their beneficiaries in the event of death. Participants may make annual contributions up to 15% of their compensation, as defined. Storz Instrument Company and Storz Ophthalmics Inc. make matching contributions equal to 25% of each participant's contribution, up to 6% of the participant's compensation, as defined. Employees become eligible to participate in the Plan upon attaining age 21, and following one full year of service, as defined. The combined statement of income includes $276 of company matching contributions for the year ended December 31, 1996.

      Money Purchase Pension Plan - This Plan is designed to provide Storz Instrument Company and Storz Ophthalmics Inc.'s nonunion employees with funds for retirement or for their beneficiaries in the event of death. Contributions to the Plan are made by Storz Instrument Company and Storz Ophthalmics Inc. in the amount equal to 7% of each participant's prior calendar year compensation subject to social security taxes, plus 12% of each participant's compensation in excess of the social security limit. Employees do not contribute to the Plan. Employees become eligible to participate in the Plan upon attaining age 21, and following one full year of service, as defined. The combined statement of income includes $1,677 of company contributions for the year ended December 31, 1996.

      Surgical Instrument Workers 401(k) Savings Plan - This Plan is designed to provide union employees with funds for retirement or for their beneficiaries in the event of death. Participants may make annual contributions up to 15% of their compensation, as defined. Storz Instrument Company made contributions equal to 3.0% of the participant's previous year's compensation, as defined, through March 31, 1995. In accordance with the provisions of the Plan, the employer contributions increased to 3.5% and 4% of the participant's previous year's compensation, as defined, effective April 1, 1995 and 1996, respectively. Employees become eligible to participate in the Plan upon attaining age 21, and following twelve consecutive months of service, as defined. The combined statement of income includes $171 of company contributions for the year ended December 31, 1996.

      Storz Instrument GmbH maintains a defined benefit pension plan for its employees. Net periodic pension expense of $219 has been recorded in selling, general and administrative expense for the year ended November 30, 1996. Accumulated plan benefits as of November 30, 1996, the date of the latest actuarial valuation, are as follows-

        Actuarially computed value of benefits-
          Vested                                            $187
          Nonvested                                          383
                                                            ----
                                                            $570
                                                            ====

      This amount is included in other noncurrent liabilities in the accompanying balance sheet.

      There has been no funding of this plan since its inception.

(8)   IMPACT OF RECENT ACCOUNTING STANDARDS:

      In June 1997, SFAS 130, "Reporting Comprehensive Income", was issued to establish standards for reporting and displaying of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires disclosure of the components of comprehensive income including, among other things, foreign currency translation adjustments, minimum pension liability items and unrealized gains and losses on certain investments in debt and equity securities. The statement is effective for fiscal years beginning after December 15, 1997. The Storz Group anticipates compliance with this statement in 1998.

(9)   TRANSITION AGREEMENTS:

      On December 31, 1997 AHPC and Bausch & Lomb Incorporated entered into a transition services agreement, whereas, AHPC will provide for a fee, among other services, certain back office and support services, services related to international regulatory affairs, quality assurance and quality control services, warehouse and distribution services for certain periods not exceeding twelve months.

      Unaudited condensed combined financial statements of Storz Ophthalmics Inc., Storz Instrument Company, Storz Instrument GmbH, Cyanamid Chirurgie S.A.S. and Certain Domestic and International Affiliates ("the Storz Group") for the nine months ended September 30, 1997 are presented on the following pages. These financial statements have been prepared by the Storz Group in accordance with its usual accounting policies and are based in part on approximations and should be read in conjunction with the audited financial statements of the Storz Group for the year ended December 31, 1996.

      In the opinion of management, all adjustments necessary for a fair presentation of the combined financial statements in accordance with generally accepted accounting principles have been included. All such adjustments were of a normal recurring nature.

                            THE STORZ GROUP

   Combined Condensed Balance Sheet - September 30, 1997 (Unaudited)
                    (in thousands of U.S. dollars)


                                Assets
Current assets:
   Cash                                                         $  3,983
   Accounts receivable and current portion of customer
     finance receivables, net of unearned income of $224
     and allowance for doubtful accounts of $4,936                33,954
   Inventories, net                                               25,463
   Other current assets                                              704
                                                                --------
       Total current assets                                       64,104

Non-current customer finance receivables, net of
  current portion, less unearned income of $162 and allowance
  for doubtful accounts of $216                                    1,312

Property, plant and equipment, net                                33,177

Goodwill and intangibles, net                                    217,913

Other assets                                                       5,068
                                                                --------
                                                                $321,574
                                                                ========

       Liabilities and Parent Company's Investment and Advances

Current liabilities:
   Accounts payable                                            $   5,698
   Accrued expenses                                               23,507
   Current portion of Other Noncurrent Liabilities                   582
                                                               ---------
       Total current liabilities                                  29,787
                                                               ---------
Long-term debt, less current portion                               1,692
Other non-current liabilities                                        376


Parent company's investment and advances                         289,719

       Total liabilities and parent company's                   --------
        investment and advances                                 $321,574
                                                                ========

                            THE STORZ GROUP

                Combined Condensed Statement of Income
       For the nine months ended September 30, 1997 (Unaudited)
                    (in thousands of U.S. dollars)


   Net sales                                                $149,546
   Cost of goods sold                                         59,928
                                                            --------
       Gross profit                                           89,618
                                                            --------
   Selling, general and administrative expenses               57,748
   Research and development expenses                           9,539
                                                            --------
       Operating income                                       22,331

   Other income (expenses):
     Amortization                                             (4,389)
     Interest expense, net                                       (66)
     Other expense, net                                          744
                                                            --------
       Income before provision for income taxes               18,620

   Provision for income taxes                                  8,351
                                                            --------
       Net income                                           $ 10,269
                                                            ========

                            THE STORZ GROUP
        Combined Condensed Statement of Cash Flows (Unaudited)
             For the nine months ended September 30, 1997
                    (in thousands of U.S. dollars)


OPERATING ACTIVITIES:
   Net income                                              $  10,269
   Adjustments to reconcile net income to net cash
    provided from Operating activities -
   Depreciation and amortization                               9,437
   Loss on sale of fixed assets                                 (677)
   Changes in working capital -
     Accounts receivable                                      (1,393)
     Inventories                                               2,394
     Other current assets                                       (103)
     Non-current finance receivables                            (179)
     Other non-current assets                                   (760)
     Accounts payable                                           (161)
     Accrued expenses                                          2,803
     Other non-current liabilities                                83
                                                            --------

       Net cash provided from operating activities            21,713
                                                            --------

INVESTING ACTIVITIES:
  Purchase of plant and equipment, net                        (1,291)
  Other                                                         (300)
                                                            --------
       Net cash used in investing activities                  (1,591)
                                                            --------
FINANCING ACTIVITIES - Change in parent company's
investment and advances, net                                 (18,334)
                                                            --------

EFFECT OF EXCHANGE RATES                                        (370)
                                                            --------
       Increase in cash                                        1,418

CASH, beginning of year                                        2,565
                                                            --------
CASH, end of year                                           $  3,983
                                                            ========

SUPPLEMENTAL DISCLOSURES:
 Cash paid for interest                                     $     74
 Cash paid for income taxes                                 $    112

                 PRO FORMA CONSOLIDATED FINANCIAL DATA
                              (UNAUDITED)

The following unaudited pro forma consolidated balance sheet and statements of earnings have been prepared to illustrate the effect of the acquisitions by Bausch & Lomb Incorporated ("the company")of Chiron Vision Corporation ("Chiron Vision") and Storz Ophthalmics Inc., Storz Instrument Company, Storz Instrument GmbH, Cyanamid Chirurgie S.A.S. and Certain Domestic and International Affiliates (the "Storz Group") under the purchase method of accounting.

The pro forma consolidated balance sheet assumes that the acquisitions were consummated on September 27, 1997. The pro forma consolidated statements of earnings for 1996 and 1997 assume that the acquisitions were consummated on December 31, 1995. The Chiron Vision financial statements utilized in preparing the pro forma consolidated balance sheet and the pro forma consolidated statements of earnings are for the year ended December 31, 1996 and the nine months ended September 28, 1997. The Storz Group financial statements are for the year ended December 31, 1996 and the nine months ended September 30, 1997. The pro forma adjustments, and the assumptions on which they are based, are described in the accompanying Notes to the Pro Forma Financial Statements.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of operating results or financial position that would have occurred if the acquisitions had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial position. No effect has been given in the pro forma statements of earnings for synergies, if any, that may be realized through the acquisitions. For purposes of developing the pro forma balance sheet, Chiron Vision's and the Storz Group's assets and liabilities have been recorded at their estimated fair values based upon a preliminary allocation of purchase price. Adjustments will be made during the allocation period based on a detailed review of the fair value of assets and liabilities acquired.

These pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and the related notes of the company, which were previously reported on the company's 1996 Annual Report to Shareholders on Form 10-K and the company's quarterly report on Form 10-Q for the quarter ended September 27, 1997, and the audited financial statements and related notes of Chiron Vision and the Storz Group for the year ended December 31, 1996 and unaudited financial statements of Chiron Vision and the Storz Group for the nine months ended September 28, 1997 and September 30, 1997, respectively, included in Item 7(a) of this form 8-K/A.

    BAUSCH & LOMB INCORPORATED, CHIRON VISION CORPORATION AND THE STORZ GROUP
                  PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 28, 1996
                           DOLLAR AMOUNTS IN MILLIONS
                                   (UNAUDITED)



                        Historical Information
                     ----------------------------
                      Bausch      Chiron     Storz     Pro Forma     Pro Forma
                      & Lomb      Vision     Group    Adjustments    Combined
                      ------      ------     -----    -----------    ---------
Net Sales            $1,926.8     $211.0     $192.6                  $2,330.4
Cost And Expenses
Cost of products
 sold                   872.3       98.9       80.5     $  8.9  (f)   1,060.1
                                                           0.6  (h)
                                                          (1.1) (j)
Selling,
 administration
 and general            773.1       95.4       81.7       (8.9) (f)     949.5
                                                           7.0  (g)
                                                           1.2  (h)

Research and
 development             75.5       16.6       14.1        0.4  (h)     106.6
Restructuring
 charges                 15.1                                            15.1
                      -------     ------      -----        ---        -------
                      1,736.0      210.9      176.3        8.1        2,131.3
                      -------     ------      -----        ---        -------
Operating Earnings      190.8        0.1       16.3       (8.1)         199.1

Other Expense (Income)
Interest and investment
  income                (42.8)                 (0.1)                    (42.9)
Interest expense         51.7                             42.6  (e)      94.3
(Gain) loss from
  foreign currency,
  net                    (1.6)      (0.4)                                (2.0)
Gain on divestitures     (1.5)                                           (1.5)
Litigation provision     16.1                                            16.1
                       ------    -------      -----       ----        -------
                         21.9       (0.4)     (0.1)       42.6           64.0
                       ------    -------      -----       ----        -------

Earnings Before
 Income Taxes And
 Minority Interest      168.9        0.5       16.4      (50.7)         135.1
Provision for income
 taxes                   63.7        3.1        8.2      (24.0)  (i)     51.0
                      -------      -----       ----      -----        -------
Earnings Before
 Minority interest      105.2       (2.6)       8.2      (26.7)          84.1
Minority Interest        22.1                                            22.1
                      -------      -----       ----      -----        -------
Net earnings          $  83.1      $(2.6)      $8.2     $(26.7)         $62.0
                      =======      =====       ====      =====        =======

Basic earnings
 per share              $1.48                                           $1.10
                      =======                                         =======
Diluted earnings
 per share              $1.47                                           $1.10
                      =======                                         =======

Average shares
 outstanding--basic    56,299                                          56,299
Average shares
 outstanding--diluted  56,510                                          56,510

See accompanying Notes to Pro Forma Financial Statements.

 BAUSCH & LOMB INCORPORATED, CHIRON VISION CORPORATION AND THE STORZ GROUP
                  PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 27, 1997
                           DOLLAR AMOUNTS IN MILLIONS
                                   (UNAUDITED)


                           Historical Information
                         --------------------------
                         Bausch &    Chiron    Storz    Pro Forma   Pro Forma
                          Lomb       Vision    Group   Adjustments  Combined
                         --------    ------    -----   -----------  --------
Net Sales               $1,442.7     $150.7    $149.5               $1,742.9

Cost and Expenses
Cost of products sold      671.8       72.7      59.9     $ 6.9  (f)   811.7
                                                            0.4  (h)
Selling, admininstrative
 and general               564.0       65.3      61.4      (6.9) (f)   689.9
                                                            5.2  (g)
                                                            0.9  (h)
Research and develop
 -ment                      48.1        9.9       9.5       0.2  (h)    67.7
Restructuring charges       54.9                                        54.9
                         -------     ------     -----      ----      -------
                         1,338.8      147.9     130.8       6.7      1,624.2
                         -------     ------     -----      ----      -------

Operating Earnings         103.9        2.8      18.7      (6.7)       118.7

Other Expense (Income)
Interest and investment
 income                    (30.3)                                      (30.3)
Interest expense            41.6                           32.6   (e)   74.2
(Gain) loss from foreign
 currency, net              (4.8)       3.9                             (0.9)
                           ------     -----     -----      ----       ------
                             6.5        3.9         -      32.6         43.0
                           ------     -----     -----      ----       ------

Earnings Before Income
 Taxes & Minority
 Interest                   97.4      (1.1)      18.7     (39.3)        75.7
Provision for Income
 Taxes                      39.2       0.3        8.4     (16.9)  (i)   31.0
                           -----     -----      -----     -----        -----
Earnings Before
 Minority Interest          58.2      (1.4)      10.3     (22.4)        44.7
Minority Interest           16.2                                        16.2
                           -----     -----      -----     -----        -----
Net earnings               $42.0     $(1.4)     $10.3    $(22.4)       $28.5
                           =====     =====      =====    ======        =====

Basic earnings per
 share                     $0.76                                       $0.51
                           =====                                       =====
Diluted earnings
 per share                 $0.75                                       $0.51
                           =====                                       =====
Average shares
 outstanding--basic       55,421                                      55,421
Average shares
 outstanding--diluted     55,700                                      55,700

See accompanying Notes to Pro Forma Financial Statements.

    BAUSCH & LOMB INCORPORATED, CHIRON VISION CORPORATION AND THE STORZ GROUP
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 27, 1997
                           DOLLAR AMOUNTS IN MILLIONS
                                   (UNAUDITED)


                            Historical Information
                         ----------------------------
                         Bausch &    Chiron     Storz     Pro Forma    Pro Forma
                           Lomb      Vision     Group    Adjustments    Combined
                         --------    ------     -----    -----------   ---------
Assets
Current Assets
Cash, cash equivalents and
 short-term investments   $162.2      $10.8   $  4.0   $ (14.8) (d)  $  162.2
Trade receivables, net     380.0       41.5     34.0     (10.8) (d)     444.7

Inventories, net           311.5       37.6     25.5      29.5  (b)     409.1
                                                           5.0  (c)

Deferred income taxes,
 net                        52.7                          32.0  (b)      84.7
Other current assets       156.3        7.2      0.7                    164.2
                         -------     ------   ------    ------        -------
Total current assets     1,062.7       97.1     64.2      40.9        1,264.9

Property, Plant and
 Equipment, net            567.6       49.0     33.2       9.1  (b)     633.5
                                                         (25.4) (d)
Goodwill and Other
 Intangibles, net          412.1       68.2    217.8     680.0  (a)     877.4
                                                        (495.7) (b)
                                                          (5.0) (c)
Other Investments          545.3                                        545.3
Other Assets               143.7        2.5      6.4      10.0  (b)     162.6
                        --------     ------   ------    ------       --------
  Total Assets          $2,731.4     $216.8   $321.6    $213.9       $3,483.7
                        ========     ======   ======    ======       ========

Liabilities and
 Shareholders' Equity
Current Liabilities
Notes payable           $  483.4              $  0.6    $180.0  (a)  $  664.0
Current portion of
 long-term debt             86.8     $  1.3               (0.2) (d)      87.9
Accounts payable            63.3        7.2      5.7      (0.8) (d)      75.4
Accrued compensation        84.6        7.3      3.9                     95.8
Accrued liabilities        315.4       19.1     19.6      50.0  (b)     402.4
                                                          (1.7) (d)

Income taxes payable        10.4        2.1                0.4  (d)      12.9
                        --------     ------   ------    ------       --------
Total current
 liabilities             1,043.9       37.0     29.8     227.7        1,338.4

Long-term debt
 less current portion      315.6        0.3      1.7     500.0  (a)     817.6

Other Long-term
 liabilities               105.6       21.4      0.4     (17.0) (b)     109.4
                                                          (1.0) (d)

Minority Interest          435.1                                        435.1
                       ---------     ------   ------    ------        -------
Total liabilities        1,900.2       58.7     31.9     709.7        2,700.5

Shareholders' Equity       831.2      158.1    289.7    (400.1) (b)     783.2
                                                         (48.0) (b)
                                                         (47.7) (d)
Total liabilities and   --------     ------   ------    ------       --------
 shareholders' equity   $2,731.4     $216.8   $321.6    $213.9       $3,483.7
                        ========     ======   ======    ======       ========

See Accompanying Notes to Pro Forma Financial Statements.

  BAUSCH & LOMB INCORPORATED, CHIRON VISION CORPORATION AND THE STORZ
                                 GROUP
         NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                              (UNAUDITED)

1.    Pro Forma Balance Sheet Adjustments:

      (a) Represents consideration for the purchase of Chiron Vision and the Storz Group of $680.0 million. The acquisition was initially financed through short-term commercial paper debt through available credit facilities. However, for purposes of these pro forma statements, it is assumed that the acquisitions will be financed by $500.0 million of long-term borrowings and $180.0 million of short-term borrowings as this is management's intent. The actual amount and timing of the debt issuance(s) are subject to market and business conditions.

     (b) Represents the elimination of historical equity amounts for net assets acquired, preliminary allocations of the total purchase price to identified tangible and intangible assets and liabilities based on their relative fair values, and resulting goodwill of approximately $190.0 million. Included in this preliminary allocation of purchase price is a pre-tax one-time expense of $80.0 million ($48.0 million after taxes) related to purchased in-process research and development which has been charged directly to shareholders' equity for pro forma purposes and not reflected in the pro forma statements of earnings. Additionally, liabilities assumed include an accrual for approximately $40.0 million for restructuring costs primarily to eliminate duplicate activities of the acquired entities.

     (c) Represents adjustment to eliminate the LIFO inventory reserve included in the Storz Group's historical financial statements. Inventories will be carried at FIFO cost subsequent to the acquisition in accordance with the accounting policies of the company.

     (d) Represents an adjustment to eliminate assets and liabilities included in historical financial statements which were not acquired as part of the acquisition agreement.

     Pro Forma Statement of Earnings Adjustments:

     (e) Represents additional interest expense associated with the acquisition debt. The interest rate used for the long-term portion of the financing was assumed to be 6.67% for the nine months ended September 27, 1997 and 6.50% for the twelve months ended December 28, 1996. These rates approximate the company's long-term borrowing rate. The interest rate used for the short-term portion of the financing was the historical average commercial paper rate for each period. This rate was 5.67% for the nine months ended September 27, 1997 and 5.50% for the twelve months ended December 28, 1996.

     (f) Represents an adjustment to reclassify expenses relating to distribution and warehousing functions from selling, administrative and general expenses to cost of goods sold, in conformity with the company's accounting policies.

     (g) Represents an adjustment to record incremental amortization expense of goodwill and intangible assets based on the preliminary asset valuation. Goodwill is being amortized over periods of twenty-five to forty years on a straight line basis for pro forma purposes. Other intangibles, including customer lists, tradenames and workforce in place, are being amortized on a straight-line basis over periods ranging from five to 30 years for pro forma purposes.

     (h) Represents an adjustment to record incremental depreciation expense on acquired fixed assets based on the preliminary asset valuation.

     (i) Represents an adjustment to reflect the net change in the provision for income taxes based upon pro forma results of operations. The pro forma rate used for the nine months ended September 27, 1997 and for the twelve months ended December 28, 1996 was 37.5%, representing the company's effective tax rate for ongoing operating results for each of those periods.

     (j) Represents an adjustment to eliminate the LIFO inventory adjustment included in the historical Storz Group financial statements.

2. In addition to the expenses reported on the pro forma statement of earnings, the company anticipates that it will incur integration expenses related to the combining of Chiron Vision and the Storz Group to form its new surgical unit. These expenses were not included in the purchase price allocation or determination of goodwill as they do not meet the criteria for accrual as established under EITF Issue #95-3. Such expenses will be incurred in 1998 and 1999 as integration occurs.

     Additionally, in connection with the preliminary purchase price allocation, inventory values were increased by approximately $29.5 million. This step-up in value will be realized during the first half of 1998 as inventory is sold and result in reduced reported gross profit for that period.

                              SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




BAUSCH & LOMB INCORPORATED




/s/  Stephen C. McCluski
Stephen C. McCluski
Senior Vice President & Chief Financial Officer

Dated:  March 13, 1998